Exhibit 99.1

PETROHAWK ENERGY CORPORATION ANNOUNCES SECOND QUARTER 2006

FINANCIAL AND OPERATING RESULTS

Acquisition of KCS Energy Completed,

Company Provides Second Half 2006 Outlook

HOUSTON, August 9, 2006—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today reported financial and operating results for the second quarter of 2006 and provided its outlook for the remainder of 2006, incorporating operations from its recent acquisition of KCS Energy, Inc. (“KCS”).

Highlights of the quarter include:

•	Agreed to acquire KCS for approximately $1.9 billion (closed July 12)
•	64 wells drilled, 95% success rate
•	Net production of 11.7 Bcfe, up 128% year-over-year
•	Revenues of $86.4 million, up 139% year-over-year
•	Net income of $4.9 million, up 320% year-over-year

“The stage is set for continued dynamic growth,” stated Floyd C. Wilson, Chairman, President and Chief Executive Officer. “The combination of the Petrohawk and KCS assets creates a tremendous inventory of high quality opportunities for expansion of reserves and production.”

On July 12, Petrohawk closed its acquisition of KCS Energy, Inc., creating an enterprise valued at approximately $3.5 billion with estimated proved reserves of approximately one Tcfe with significant exploration and development potential.

Second Quarter Financial and Operational Overview

•	The Company generated revenues for the quarter of $86.4 million, representing a 139% increase year over year. Cash flows from operations before changes in working capital (a non-GAAP measure) were $46.4 million, or $0.54 per share. Year over year, cash flows from operations increased 206%. Net income for the quarter reached $4.9 million, or $0.06 per fully diluted common share, before excluding selected items (see the Selected Item Review and Reconciliation table for additional information), compared to a ($0.06) loss per fully diluted share for the second quarter of 2005.

•	The average oil and natural gas production rate for the quarter increased 130% over the second quarter of 2005 to 129 million cubic feet equivalent per day (Mmcfe/d). Total production for the quarter was 8,321 Mmcf of natural gas and 569 Mbbls of oil, or 11,737 Mmcfe.

•	Operating expense for the second quarter, including lease operating and workover expense was $1.11 per Mcfe compared to $1.15 per Mcfe for the second quarter of 2005. Depletion, depreciation and amortization, a non-cash expense, was $37.5 million compared to $11.7 million for the same period last year.

•	Petrohawk’s average prices from the sale of natural gas and oil were $5.80 per Mcf and $66.86 per Bbl respectively during the quarter, excluding the impact of hedges. Hedges reduced average oil sales prices by $11.60 per Bbl and increased average natural gas sales prices by $0.19 per Mcf. The Company’s results also included a $6.6MM non-cash mark-to-market gain on its derivative position. Petrohawk does not elect hedge accounting.

•	Petrohawk participated in the drilling of 64 gross wells during the quarter. Sixty-one of these wells were completed as producers for a success rate of 95%. Seventeen of the wells were drilled at Elm Grove/Caspiana field in North Louisiana. Forty-one of the wells were drilled on non-proved locations, and the remaining 23 wells were classified as proved undeveloped.

Updated Outlook

The Company’s 2006 outlook has been revised to include the operations of KCS beginning July 12, 2006. Capital expenditures for the second half of the year are estimated to be approximately $300 million. Figures below represent Petrohawk’s production and cost expectations for the second half and full year 2006, reflecting combined results, effective July 12.

	Q3 2006	Q4 2006	FY 2006

Estimated Production
Oil (Mbbls)	1,000 - 1,050	1,160 - 1,200	3,325 - 3,400
Natural Gas (Mmcf)	20,200 - 20,900	23,400 - 24,080	61,000 - 62,000
Natural Gas Equivalent (Mmcfe)	26,220 - 27,140	30,360 - 31,280	80,950 - 82,400
Daily Natural Gas Equivalent (Mmcfe/d)	285 - 295	330 - 340	222 - 226

Estimated Operating Costs ($/Mcfe):
Lease Operating Expense	$0.74 - $0.78	$0.70 - $0.75	$0.77 - $0.83
Workover	$0.08 - $0.11	$0.08 - $0.11	$0.08 - $0.11
Production, Severance and Ad Valorem Taxes
(% of revenue)	7% - 7.5%	7% - 7.5%	7% - 7.5%
Gathering, Transportation and Other	$0.14 - $0.16	$0.14 - $0.16	$0.14 - $0.16
General and Administrative	$0.47 - $0.53	$0.40 - $0.45	$0.46 - $0.51

“We are excited about the balance of 2006,” said Floyd Wilson, Chairman, President and Chief Executive Officer. “We will expend significant efforts and capital to access and further develop our large inventory of upside potential.”

Operating Highlights – 27 Rigs Drilling in Three Regions

Petrohawk has completed the organization of its operations into three regions: Mid-Continent, Gulf Coast and Permian Basin. The Mid-Continent region includes East Texas/North Louisiana as well as the Arkoma and Anadarko basins.

Pro forma for the KCS acquisition, net production was 291 Mmcfe/d during the second quarter. Current net production is approximately 305 Mmcfe/d. Based on the current drilling schedule, the updated outlook contemplates a 5-10% increase in the third and fourth quarters over second quarter net pro forma production.

During the second quarter, a total of 114 wells (58.4 net) were drilled by Petrohawk and KCS, of which 105 were successful for a 94% success rate. Year to date, 238 wells (119.1 net) have been drilled by the two companies with a 93% success rate.

Petrohawk has budgeted $300 million in capital for the second half of 2006 to drill approximately 250 wells.

The following activity summary is presented on a pro forma basis:

•	Mid-Continent Region

–	77 wells drilled during the second quarter at a 97% success rate
–	Current estimated net production is 156 Mmcfe/d
–	Nine operated drilling rigs are active in the region
–	Seven non-operated drilling rigs are active in the region
–	$182 million (61% of total) in capital budgeted for the second half of 2006

Elm Grove/Caspiana Fields, Bossier & Caddo Parishes, Louisiana

During the second quarter, 19 wells were drilled on KCS Elm Grove/Caspiana acreage and 17 on Petrohawk Elm Grove/Caspiana acreage for a total 36 wells (Average 65% WI). 69 wells have been drilled year to date with 100% success. Current net production has increased 15% from 76 Mmcfe/d during the first quarter to 87 Mmcfe/d currently. In the second quarter there were 13 Hosston coiled tubing re-completions completed on KCS acreage. Petrohawk has identified a substantial number of additional coiled tubing re-completion opportunities and currently plans to complete up to ten per month for the remainder of the year, in addition to drilling approximately 54 additional operated wells in 2006, utilizing five drilling rigs.

Terryville Field, Lincoln Parish, Louisiana

Six additional wells (Average 94% WI) were drilled during the second quarter increasing current gross operated field production to 20 Mmcfe/d. Approximately 2-3 Mmcfe/d is currently shut-in waiting on new pipeline capacity and three wells are awaiting completion. Petrohawk currently operates two drilling rigs in Terryville and anticipates drilling an additional eight operated wells in 2006.

Flowers Prospect, Scott County, Arkansas

The Company is currently moving in a drilling rig on two exploratory wells in order to test the large acreage block associated with our Flowers Prospect. The initial test, the USA #1-1, will be a re-entry of a well to test the Jackfork formation to a depth of approximately 13,700’. The second well, the Flowers #1-13, will be drilled to a depth of approximately 11,000’ to test multiple Middle Atoka sand objectives. The Company owns a 76% working interest in both wells.

Other Mid-Continent Activities

–	35 additional wells in other fields were drilled in the second quarter with a success rate of 94%. Seven of these wells were in the Arkoma Basin (including Talihina and Wilburton Fields), 7 were in the Anadarko Basin (including WEHLU and Lipscomb) and 11 were in the East Texas/North Louisiana Basin (including Joaquin and Oak Hill fields).
–	KCS successfully drilled the Whisenhunt #1-31 (89% WI), which is its first Fayetteville Shale horizontal well. This well followed two successful vertical wells drilled on the same prospect in Van Buren County, Arkansas. The wells are waiting on pipeline connection, with anticipated date of first sales scheduled for November.
–	The Company initiated drilling in the James Lime play of East Texas during the second quarter with the drilling of the Burgess #1 (74% WI). This horizontal well was completed in June at an initial rate of 1.2 Mmcfe/d. The Chandler #1 (74% WI) was drilled to a total depth of 11,000’ and completed in the Travis Peak formation in June with an initial rate of 1.0 Mmcfe/d. The Martin #1 (74% WI) was drilling at the end of the quarter and logged multiple apparently productive Travis Peak gas sands. The well is currently awaiting completion.
–	Petrohawk will participate with Newfield in the drilling of four Woodford horizontal wells in the Pine Hollow South Field in Pittsburg County, Oklahoma with an average 14% WI. This follows our participation with Newfield in their first horizontal well, the Blevins #1, in early 2005.

•	Gulf Coast Region

–	20 wells drilled during the second quarter with a success rate of 85%
–	Current estimated net production is 101 Mmcfe/d
–	7 operated drilling rigs are active in the region
–	1 non-operated drilling rig is active in the region
–	$91 million (30% of total) in capital budgeted for the second half of 2006

Lions Field, Goliad County, Texas

The Company completed two additional wells in the Lions field during the second quarter. The Weise #3 (45% WI) initiated sales in June at 6.5 Mmcfe/d and the Dehnert GU #2 (53% WI) came on production in August at a rate of 14.2 Mmcfe/d. The Lions Field currently produces approximately 46.0 Mmcfe/d gross and 17.0 Mmcfe/d net. This production rate has been increased as a result of the recent completions as well as installation of an amine plant in May, which resolves any capacity issues in the foreseeable future. The Company is currently finalizing the acquisition of 3D seismic data over the field and expects to resume development drilling operations in the fourth quarter.

Mission Rosario/Austin Fields, Goliad/Victoria Counties, Texas

KCS had significant results in their Mission Rosario (Goliad County, Texas) and Austin areas during the second quarter. The O’Connor Ranch #36 (100% WI) is currently being completed. The exploratory O’Connor Ranch #37 (100% WI) was drilling at the end of the quarter, subsequently reached total depth of 15,000’ and is waiting on completion in multiple Lower Wilcox sands. The Dreier #1 (28% WI), located in the Austin field, was completed in the Lower Wilcox in early July with an initial rate of 7.8 Mmcfe/d. For the balance of 2006, the Company has four additional wells scheduled in these areas, as well as acquiring additional 3D seismic data.

Other Gulf Coast Activities

–	In the Provident City area (Colorado/Lavaca Counties, Texas) Petrohawk reached total depth of 17,200’ on the Garrett #2 (55% WI) and is currently testing multiple sands in the Lower Wilcox. Additionally, KCS completed three shallow Frio gas wells (50-100% WI) in the field.
–	On the Duderstadt Prospect (Goliad County, Texas) the Parma #1 well (33% WI) was drilling at the end of the quarter and was subsequently logged at a total depth of 16,800’. The well, an offset to the Jacobs #3 completed in the first quarter, encountered multiple apparent gas sands and completion operations have been initiated.
–	Ten other wells were drilled in the second quarter with a success rate of 80%, including wells in the Magnet Withers, La Reforma and West Lake Verret fields.

•	Permian Basin Region

–	17 wells drilled during the second quarter with a success rate of 94%
–	Current estimated net production is 50 Mmcfe/d
–	One operated drilling rig is active in the region
–	Two non-operated drilling rigs are active in the region
–	$27 million (9% of total) in capital budgeted for the second half of 2006

Haley Field, Loving County, Texas

The Bowdle 42 #3 (48% WI) is currently drilling at 16,500’ toward a proposed total depth of 17,500’. The well is targeting prolific Morrow aged sands which produce in direct offset wells. The Haley 31 #1 well (74% WI) was re-completed into a similar interval and is currently producing at 6.0 Mmcfe/d.

Other Permian Basin Activities

Seventeen other wells were drilled in the second quarter with a success rate of 100%, including seven wells in the Waddell Ranch field, five wells in the Sawyer Canyon field and three wells in the Jalmat field.

Capital Structure

Both in conjunction with and independent of the KCS acquisition, the Company has reorganized its capital structure, eliminating its second lien facility, senior notes formerly issued by Mission Resources and preferred stock formerly issued by Beta Oil & Gas. The Company’s debt is organized as follows, with more favorable interest rates than were previously available to the Company:

($ in MMs)	6/30/2006	7/31/2006

Debt:
Revolver	275	360
Second Lien Facility	175	—

Total Secured Debt	450	360
9.875% Senior Notes	124	—
9.125% Senior Notes	—	775
7.125% Senior Notes	—	275

Total Debt	574	1,410

Revolver Borrowing Base	385	700
Revolver Availability	110	340

Divestments

Petrohawk has entered into an agreement to sell certain non-core properties for $11.5 million. Estimated proved reserves associated with these non-operated properties are approximately 5 Bcfe. The sale has an effective date of July 1, 2006 and is expected to close in late August. The Company has identified up to an additional 45 Bcfe of potential divestment properties. The scheduling of these additional divestments is yet to be determined.

Hedging Program

Since March 31, 2006, Petrohawk added the following volumes in the form of costless collars to its hedge position:

•	For Q4 2006: 10,000 Mbtu/d with an average floor of $8.00 and an average ceiling of $12.90
•	For calendar 2007: 22,466 Mbtu/d with an average floor of $7.66 and an average ceiling of $13.43 and 4,000 Bbls/d with an average floor of $67.50 and an average ceiling of $87.81.
•	For calendar 2008: 20,000 Mbtu/d with an average floor of $8.00 and an average ceiling of $19.15 and 2,000 Bbls/d with a floor of $67.50 and a ceiling of $83.13

Through August 4, 2006, the Company has open positions on the following production volumes:

	July - December 2006			2007			2008
	GAS			GAS			GAS
	Volume (Mbtu)	Floor	Ceiling	Volume (Mbtu)	Floor	Ceiling	Volume (Mbtu)	Floor	Ceiling
Collars	11,452,000	$6.66	$10.21	21,555,000	$7.11	$12.91	5,400,000	$6.03	$10.74
Swaps	4,318,059	$7.19		3,455,000	$7.19
Puts	2,700,000	$8.00		7,250,000	$8.00

	OIL			OIL			OIL
	Volume (Bbls)	Floor	Ceiling	Volume (Bbls)	Floor	Ceiling	Volume (Bbls)	Floor	Ceiling
Collars	628,400	$40.33	$53.50	1,736,034	$63.04	$81.53	792,000	$64.96	$80.26
Swaps	67,800	$53.91		36,045	$63.85		144,000	$38.10

For 2006, the Company’s hedged volumes represent approximately 47% of forecasted production. Management continues to evaluate additional hedge positions for the remainder of the year, as well as 2007 and 2008.

Petrohawk will hold a conference call August 9, 2006 at 10:30 a.m. EDT (9:30 a.m. CDT) to discuss today’s announcement. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 3598516. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 16, 2006. To access the replay, please dial 800-642-1687 and reference conference ID 3598516. International callers may listen to a playback by dialing 706-645-9291.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the Mid-Continent, Gulf Coast and Permian regions.

For more information contact Shane M. Bayless, EVP – Chief Financial Officer and Treasurer at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap, Assistant Treasurer at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and include statements regarding planned capital expenditures (including the amount and nature thereof), acquisitions and divestitures, estimates of future production, statements regarding business plans and timing for drilling and exploration expenditures, the number of wells we anticipate drilling in 2006, the number and nature of potential drilling locations, future results of operations, quality and nature of the combined asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect either companies’ operations or financial results are included in the companies’ other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Neither Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

# # #

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating revenues:
Oil and gas	$86,414	$36,184	$189,420	$68,510
Operating expenses:
Production:
Lease operating	11,317	5,100	22,866	9,624
Workover and other	1,771	818	2,490	1,239
Taxes other than income	6,309	2,083	14,607	4,409
Gathering, transportation and other	2,264	213	4,136	546
General and administrative:
General and administrative	7,708	4,205	13,751	7,504
Stock-based compensation	1,223	644	1,868	2,223
Depletion, depreciation and amortization	37,458	11,694	74,908	22,508

Total operating expenses	68,050	24,757	134,626	48,053

Income from operations	18,364	11,427	54,794	20,457
Other income (expenses):
Net gain (loss) on derivative contracts	1,644	(8,331)	26,447	(36,983)
Interest expense and other	(10,923)	(7,033)	(19,995)	(10,383)

Total other income (expenses)	(9,279)	(15,364)	6,452	(47,366)

Income (loss) before income taxes	9,085	(3,937)	61,246	(26,909)
Income tax (provision) benefit	(4,232)	1,735	(23,454)	10,455

Net income (loss)	4,853	(2,202)	37,792	(16,454)
Preferred dividends	(109)	(110)	(217)	(219)

Net income (loss) available (applicable) to common shareholders	$4,744	$(2,312)	$37,575	$(16,673)

Earnings (loss) per share of common stock:
Basic	$0.06	$(0.06)	$0.45	$(0.42)

Diluted	$0.06	$(0.06)	$0.45	$(0.42)

Weighted average shares outstanding:
Basic	83,613	40,146	82,886	40,063

Diluted	85,383	40,146	84,755	40,063

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Assets:
Current assets	$100,944	$105,981
Oil and gas properties, net	1,436,700	1,137,487
Other assets	177,237	166,706

Total assets	$1,714,881	$1,410,174

Liabilities and stockholders’ equity:
Current liabilities	$136,589	$143,886
Long-term debt	585,069	495,801
Other noncurrent liabilities	298,567	244,029
Stockholders’ equity	694,656	526,458

Total liabilities and stockholders’ equity	$1,714,881	$1,410,174

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income (loss)	$4,853	$(2,202)	$37,792	$(16,454)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	37,458	11,694	74,908	22,508
Income tax provision (benefit)	4,232	(2,069)	23,454	(10,789)
Stock-based compensation	1,223	644	1,868	2,223
Net unrealized (gain) loss on derivative contracts	(6,636)	7,113	(37,591)	34,572
Net realized loss on derivative contracts acquired	5,438	(1,255)	9,934	—
Other	(195)	1,245	(375)	1,515

Cash flow from operations before changes in working capital	46,373	15,170	109,990	33,575
Changes in working capital	3,247	(3,062)	(6,449)	(910)

Net cash provided by operating activities	49,620	12,108	103,541	32,665

Cash flows from investing activities:
Oil and gas expenditures	(72,092)	(19,142)	(123,349)	(36,839)
Acquisition of Winwell Resources, Inc., net of cash acquired of $14,965	(2,762)	—	(175,037)	—
Acquisition of Proton Oil & Gas Corp., net of cash acquired of $870	—	—	—	(52,625)
Acquisition of oil and gas properties	941	—	(85,295)	—
Proceeds received from sale of oil and gas properties	1,946	925	49,519	79,394
Gas gathering system and equipment expenditures	(203)	(519)	(506)	(978)
Return of oil and gas property acquisition deposit	—	—	22,500	—

Net cash (used in) provided by investing activities	(72,170)	(18,736)	(312,168)	(11,048)

Cash flows from financing activities:
Proceeds from exercise of options	318	4	842	822
Proceeds from issuance of common stock	—	—	188,500	—
Acquisition of common stock	—	—	(46,200)	—
Proceeds from borrowings	40,000	5,000	325,000	68,000
Repayment of borrowings	—	—	(235,000)	(90,000)
Net realized loss on derivative contracts acquired	(5,438)	1,255	(9,934)	—
Offering costs	(379)	—	(10,686)	—
Buyback of Preferred Stock	(4,397)	—	(4,397)	—
Dividends paid on 8% Cumulative Preferred Stock	(217)	(111)	(328)	(220)
Other	(532)	—	(1,634)	—

Net cash provided by (used in) financing activities	29,355	6,148	206,163	(21,398)

Net increase (decrease) in cash	6,805	(480)	(2,464)	219

Cash:
Beginning of period	3,642	6,359	12,911	5,660

End of period	$10,447	$5,879	$10,447	$5,879

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Production:
Natural gas - Mmcf	8,321	3,549	16,979	6,986
Crude oil - Mbbl	569	265	1,165	496
Natural gas equivalent - Mmcfe	11,737	5,140	23,971	9,962
Daily production - Mmcfe	129	56	132	55

Average price per unit:
Realized oil price - as reported	$66.86	$49.45	$63.28	$48.13
Realized impact of derivatives	(11.60)	(0.31)	(9.08)	(0.77)

Net realized oil price	55.26	49.14	54.20	47.36

Realized gas price - as reported	5.80	6.47	6.80	6.36
Realized impact of derivatives	0.19	(0.30)	(0.03)	(0.28)

Net realized gas price	5.99	6.17	6.77	6.08

Cash flow from operations (1)	46,373	15,170	109,990	33,575
Cash flow from operations - per share (diluted)	0.54	0.38	1.30	0.84

Average cost per Mcfe:
Production:
Lease operating	0.96	0.99	0.95	0.97
Workover and other	0.15	0.16	0.10	0.12
Taxes other than income	0.54	0.41	0.61	0.44
Gathering, transportation and other	0.19	0.04	0.17	0.05
General and administrative expense:
General and administrative	0.66	0.82	0.57	0.75
Stock-based compensation	0.10	0.13	0.08	0.22
Depletion expense	3.15	2.21	3.07	2.20

(1)	Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Unrealized (gain) loss on derivatives:(1)
Natural gas	$(7,901)	$2,950	$(41,322)	$16,432
Crude oil	1,265	4,203	3,729	18,073

Total mark-to-market non-cash charge	(6,636)	7,153	(37,593)	34,505
Stock based compensation	1,223	644	1,868	2,223
Interest payment (2)	—	2,411	—	2,411
Expense of deferred financing costs (3)	—	1,061	—	1,061
Loss on extinguishment of debt	—	—	1,500	—

Total selected items, before tax	(5,413)	11,269	(34,225)	40,200
Income tax effect of selected items	1,995	(4,278)	12,612	(15,260)

Selected items, net of tax	(3,418)	6,991	(21,613)	24,940
Net income (loss) available (applicable) to common shareholders, as reported	4,744	(2,312)	37,575	(16,673)

Net income available to common shareholders, excluding selected items	$1,326	$4,679	$15,962	$8,267

Basic income (loss) per share, as reported	$0.06	$(0.06)	$0.45	$(0.42)
Impact of selected items	(0.04)	0.18	(0.26)	0.63

Basic income per share, excluding selected items	$0.02	$0.12	$0.19	$0.21

Diluted income (loss) per share, as reported	$0.06	$(0.06)	$0.45	$(0.42)
Impact of selected items	(0.04)	0.18	(0.26)	0.63

Diluted income per share, excluding selected items (4)	$0.02	$0.12	$0.19	$0.21

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at June 30, 2006 and 2005.
(2)	Represents interest that would have been payable on the $35 million subordinated convertible note payable had the note been held until May 25, 2006, discounted at 10%.
(3)	Represents a non-cash charge related to the conversion of the $35 million subordinated convertible note payable into 8.75 million shares of common stock.
(4)	Preferred dividends have been added back for the diluted earnings per share calculations for the three and six months ended June 30, 2006.